EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                                 Year Ended August 31,
                                                                 ---------------------

                                                      2000      1999      1998      1997      1996
Earnings:
Net proceeds before income taxes from continuing
operations                                            86,604    63,352    72,084    74,239    56,872
Fixed charges, excluding capitalized interest, see
below                                                  5,199     5,264     5,372     4,316     2,898
Amortization of capitalized interest                      94        94        92        55        18
                                                      ------    ------    ------    ------    ------

     Net Proceeds                                     91,897    68,710    77,548    78,610    59,788
                                                      ======    ======    ======    ======    ======


Fixed Charges:
Interest Expense                                       5,199     5,264     5,372     4,316     2,898
Interest factor included in rentals (1)                    0         0         0         0         0
                                                      ------    ------    ------    ------    ------

Fixed charges, excluding capitalized interest          5,199     5,264     5,372     4,316     2,898
     Interest capitalized                                  0         0       199       954       669
                                                      ------    ------    ------    ------    ------
Fixed Charges                                          5,199     5,264     5,571     5,270     3,567
                                                      ======    ======    ======    ======    ======

Ratio of net proceeds to fixed charges                 17.68     13.05     13.92     14.92     16.76
                                                      ======    ======    ======    ======    ======

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.


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